Exhibit 99.3
FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Senior Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS SECOND QUARTER RESULTS

FORT WAYNE, INDIANA – JULY 24, 2009 – Tower Financial Corporation (NASDAQ: TOFC) reported a second quarter 2009 loss of $4.1 million, or $1.00 per diluted share, compared with net income of $343,000, or $0.08 per share, reported for the second quarter 2008.   This brings the year to date net loss to $3.7 million, or $0.90 per diluted share, compared to year to date net income of $1.0 million, or $0.26 per share at June 30, 2008.

The quarterly loss was mainly caused by:
•	Loan loss provisions of $6.55 million.
•	The write-down in value of a foreclosed property of $950,000.
•	An industry-wide imposed special assessment from the FDIC of $315,000.

Mike Cahill, President and CEO of Tower Financial Corporation commented, “While disappointing, the results posted for the second quarter were well within the scenarios utilized in our own capital stress test analysis. We continue to have confidence that we will remain “well-capitalized” and continue the execution of our business plan. Additionally, we still maintain our position of being able to passionately serve our existing clients and communities along with adding new clientele who are being displaced by national banks.”

As previously announced, the Company conducted its own internal stress test analysis during the first quarter of 2009.  Based on the results of these stress tests, the application for participation in the Capital Purchase Program (CPP) was withdrawn, which is part of the federal government’s Troubled Assets Relief Program (TARP).

“As our customers are impacted by the economy, so is Tower. A small number of our clients represent over 90% of our quarterly loan loss provision, with a significant portion of this loss being tied to Northeast Indiana land development projects that continue to be adversely affected by the local economy,” stated Cahill. “In the past 10 years Tower has invested in the Fort Wayne business community just as the community has invested in Tower. We have worked side-by-side with our clients to grow and will continue that business model through these tough economic times.”

Second quarter highlights include:

•
The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels, and the second quarter results were well within the stress testing of existing capital performed by the Company earlier this year.

•
Allowance for Loan Losses increased to 2.53 percent of total loans, compared to 2.06 percent at March 31, 2009, and 1.90 percent at December 31, 2008.  This increase was primarily the result of reserve building in the second quarter of 2009, which includes a $6.55 million of loan loss provision, in addition to the $960,000 taken during the first quarter of 2009.

•	Trust and brokerage assets under management grew to $663.4 million as of June 30, 2009, an increase of $61.7 million or 10.26% during the second quarter.

•
Core deposits grew to $444.3 million as of June 30, 2009, an increase of $7.9 million for the second quarter and $37.6 million year to date.  This represents annualized core deposit growth of 7.3% for the second quarter and 18.6% for the first half of the year. The majority of the growth came from non-interest bearing checking accounts.

•
Lending continued to experience solid growth in both the Commercial & Industrial (C&I) and Home Equity categories. This growth was offset by an expected decrease in both our Commercial and Residential real estate loan categories.

Capital
The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for risked-based capital.  Tier 1 capital at June 30, 2009, was 10.4 percent, compared to 11.7 percent at December 31, 2008.  Total risked-based capital at June 30, 2009, was 12.0 percent, compared to 13.0 percent at December 31, 2008.  Leverage capital was 8.6 percent at June 30, 2009, well above the regulatory requirement of 5 percent to be considered “well-capitalized”.  The reduction in capital ratios is the direct result of a large loan loss provision and write down of a foreclosed land development during the quarter, offset by a reduction in total assets.

The following table shows our current Capital position as of June 30, 2009 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements	Regulatory Minimum (Well- Capitalized)	Tower 6/30/09	Excess
Tier 1 Capital / Risk Assets	$35,066	$60,654	$25,588

Total Risk Based Capital / Risk Assets	$58,444	$69,880	$11,437

Tier 1 Capital / Average Assets (Leverage)	$35,414	$60,654	$25,240

Minimum Percentage Requirements	Regulatory Minimum (Well- Capitalized)	Tower 6/30/09
Tier 1 Capital / Risk Assets	6% or more	10.38%

Total Risk Based Capital / Risk Assets	10% or more	11.96%

Tier 1 Capital / Quarterly Average Assets	5% or more	8.56%

Asset Quality
Nonperforming assets plus delinquencies increased $6.1 million from December 31, 2008 to $25.8 million, or 3.78 percent of total assets as of June 30, 2009. This compares with $19.7 million, or 2.81 percent of assets at December 31, 2008 and $24.4 million a year ago, or 3.51 percent of assets at June 30, 2008.  Net charge-offs were $3.1 million for the quarter compared with net charge-offs of $117,000 in the first quarter of 2009.  The current and historical breakdown of our non-performing assets is as follows:

($000's omitted)	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Non-Accrual loans
Commercial	5,907	1,246	1,658	598	2,736
Acquisition & Development	9,882	9,801	13,221	15,020	15,000
Commercial Real Estate	2,675	437	449	1,341	1,483
Residential Real Estate	552	224	347	107	193
Total Non-accrual loans	19,016	11,708	15,675	17,066	19,412
Trouble-debt restructered	184	191	198	366	373
OREO	4,060	5,080	2,660	2,432	2,500
Deliquencies greater than 90 days	2,509	1,304	1,020	982	1,840

Total Non-Performing Assets	25,769	18,283	19,553	20,846	24,125

Four relationships comprise the non-accrual loans in the Acquisition and Development category, while loans in the Commercial Real Estate category are made up of two relationships.  In the Commercial category, 91 percent of the total non-accrual loans are comprised of three relationships.  In total, 94 percent of all non-accrual loans are held within nine lending relationships.

Our allowance for loan losses was 2.53 percent of total loans at June 30, 2009, an increase from 2.06 percent and 1.90 percent at March 31, 2009, and December 31, 2008, respectively.  The year to date increase was the net result of a reduction on loan outstandings of $3.5 million, net charge-offs of $4.1 million, and loan loss provision of $7.5 million.  This increased provisioning was primarily driven by a deliberate focus by management on reserve building, a recognition of valuation changes in the marketplace related to underperforming assets, and current economic factors in our local markets.

“While we are not pleased with the level of non-performing assets, the main drivers of these numbers are contained to previously identified land development projects and a handful of companies experiencing significant operating difficulties due to the economy versus a portfolio wide deterioration,” stated Mr. Cahill. “While the foreclosure and legal process slows our ability to quickly resolve these issues, the smaller number of non-performing assets allows us to be more targeted in moving toward final resolution of these assets once we assume control. The reserve building and charge offs taken this quarter should enhance our abilities in this area during the next 12 months.”

Balance Sheet
Company assets were $686.3 million at June 30, 2009, a decrease of $10.3 million, or 1.5 percent from December 31, 2008.  The decrease in assets was primarily attributable to decreases in cash and cash equivalents of $15.7 million and loans of $3.5 million, along with an increase in our allowance for loan losses of $3.5 million.  These changes were offset by an increase in long term investments of $4.9 million and loans held for sale of $3.4 million.

Cash and cash equivalents decreased primarily due to the net paydown of $15.2 million in borrowings from the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank (FRB) Discount Window in an effort to recognize more limited lending opportunities in the short term, and the goal of improving our net interest margin.  FHLB and FRB Discount Window borrowings at June 30, 2009 were $24.0 million, compared to $39.2 million at December 31, 2008.

The decrease in loans came in our Commercial and Residential Real estate categories. Commercial real estate loans decreased by $10.4 million from December 31, 2008, while Residential real estate loans decreased by $9.3 million during that same time frame.  Offsetting those decreases was growth of $10.1 million in the Commercial and Industrial (C&I) category and $7.8 million in the Home Equity category. Total loans at June 30, 2009 were $557.5 million, compared to $561.0 million at December 31, 2008. The decrease in commercial real estate was due to continued amortization and payoffs in the portfolio combined with limited new activity. The decrease in the residential portfolio was due to increased refinancing activity during the first half of 2009 combined with the Company’s desire to sell these mortgages rather than hold them for both interest rate risk and fee income purposes. The growth in C&I lending and Home Equity is attributable to opportunities in our markets to obtain new clients who are being displaced by larger national lenders.

Long term investments increased by $4.9 million to $82.7 million as we continue to expand our investment portfolio to enhance liquidity and yield opportunities in light of the reduction in our loan portfolio. This is a purposeful change in asset allocation driven by profitability and liquidity  targets, current economic conditions, and capital management guidelines.

Total deposits at June 30, 2009 were $594.6 million compared to $586.2 million at December 31, 2008, an increase of $8.4 million, or 2.87 percent annualized.  Core deposit growth of $37.6 million, or 18.5 percent annualized, was led by $23.6 million of growth in our non-interest bearing checking accounts, $10.3 million in money-market accounts, and $4.3 million in interest bearing checking accounts.  This growth was offset by a $14.1 million decrease in certificates of deposit and a $15.1 million decrease in brokered deposits.  Core deposits, which totaled $444.4 million at June 30, 2009, now comprise 74.7 percent of the entire deposits of the Company compared to 69.4 percent at December 31, 2008.

Shareholders' equity was $46.0 million at June 30, 2009, a decrease of 7.4 percent from the $49.6 million reported at December 31, 2008.  Affecting the decrease in stockholders’ equity was a net loss of $3.7 million, $37,000 of additional paid in capital from the FAS123R accounting treatment for stock options, and an increase of $7,500 in unrealized losses, net of tax, on securities available for sale.  Period-end common shares outstanding were 4,090,432.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $6.4 million for the second quarter 2009, an increase of $90,000 from the first quarter 2009 and a decrease of $133,000 from the fourth quarter 2008.  Second quarter 2009 net interest income was $4.8 million an increase of $281,000, or 6.2 percent from the first quarter 2009 and a decrease of $351,000, or 6.8 percent compared to the fourth quarter 2008. The increase in net interest income was the result of a 20 basis point improvement in our net interest margin.  Net interest margin for the second quarter 2009 was 3.05%, compared to 2.85% for the first quarter 2009 and 3.28% in the fourth quarter 2008.  Our net interest margin continues to improve from its low point of 2.69 percent in January.  Monthly margins for the second quarter were 2.88 percent, 2.97 percent, and 3.22 percent in April, May, and June, respectively.

The first quarter decrease in net interest margin was primarily due to the 75 basis point reduction in interest rates that occurred in late December 2008 combined with our primarily floating rate loan portfolio.  Overall, the prime interest rate dropped 4.0 percent during 2008. We believe that the first quarter will be the low point in our net interest margin due to the rolling off and replacement of CD’s, the implementation of interest rate floors on loans as they renew, the steady increase in local deposits, and less loan price sensitivity in our markets. These items will more than offset any downward pressure on net interest margin caused by any increases in non-performing assets.

Noninterest income accounted for approximately 24.9 percent of total revenue. For the second quarter, noninterest income was $1.6 million, down from the $1.8 million reported in the first quarter of 2009, and up 15.8 percent from the $1.5 million reported in the fourth quarter 2008. The decrease from the first quarter 2009 relates primarily to a $191,000 gain on sale of investments recorded during the first quarter.  Currently, Tower Private Advisors manages $663.4 million in combined trust and brokerage assets, an increase of 10.3 percent from the $601.7 million of combined assets reported for March 31, 2009. Trust and brokerage fees were $806,000, a decrease of 7.1 percent from the first quarter 2009; however, this decrease was due to the receipt of significant annual fees in the first quarter of 2009. Looking forward, our fees are positively impacted by the growth in assets under management. Offsetting this second quarter decrease in trust and brokerage fees were increases in bank fee income. Service charges for the Bank were $283,000, a 9.9 percent increase from the first quarter 2009.  Loan broker fees were $195,000, a 41.3 percent increase from the first quarter 2009, due to increased refinancing activity being experienced throughout the country.  Other fee income increased from the previous quarter by $24,000, or 7.1 percent, primarily as the result of an increase in processing revenue for debit/ATM card transaction, sweep dividends, and BOLI (Bank-owned life insurance) income.

Second quarter noninterest expense increased $1.5 million, or 29.3 percent from the first quarter 2009.  Approximately $1.3 million of the increase was due to an industry-wide imposed special FDIC assessment of $315,000 and the write-down of the value of a foreclosed property of $950,000.  The remaining $200,000 increase was made up primarily from $85,000 in additional industry-wide standard FDIC insurance premiums due a rate increase, $40,000 of costs associated with the annual report and meeting, $30,000 of one-time expense related to IT systems testing, and $30,000 related to timing of an annual contribution commitment.

The non-interest expense for the first six months of 2009 versus the same period in 2008 are down by over $1.175 million (excluding the increase in FDIC premiums and $950,000 write down of REO in 2009). This reflects management’s continuing diligence in reducing operating costs of the Company. This has been and will continue to receive significant attention and action by management.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with two subsidiaries: Tower Bank & Trust Company, a community bank headquartered in Fort Wayne; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in banking regulation; governmental and regulatory policy changes; changes in the national and local economy; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in tax laws; changes in prices; the impact of technological advances; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net
# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At June 30, 2009 and December 31, 2008
	(unaudited)	(unaudited)
	June 30	December 31
	2009	2008
ASSETS
Cash and due from banks	$11,692,671	$19,418,905
Short-term investments and interest-earning deposits	486,924	9,525,414
Federal funds sold	3,702,334	2,632,054
Total cash and cash equivalents	15,881,929	31,576,373

Securities available for sale, at fair value	77,959,647	77,792,255
Securities held to maturity, at cost	4,720,914	-
FHLBI and FRB stock	4,032,446	4,032,446
Loans Held for Sale	3,513,721	151,614

Loans	557,529,990	561,011,675
Allowance for loan losses	(14,105,074)	(10,654,879)
Net loans	543,424,916	550,356,796

Premises and equipment, net	7,592,201	8,010,596
Accrued interest receivable	2,462,880	2,615,260
Bank Owned Life Insurance	12,809,168	12,589,699
Other Real Estate Owned	4,060,026	2,660,310
Other assets	9,849,161	6,798,774

Total assets	$686,307,009	$696,584,123

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$105,667,772	$82,107,483
Interest-bearing	488,925,976	504,129,631
Total deposits	594,593,748	586,237,114

Short-term Borrowings	2,800,000	-
Federal Home Loan Bank advances	21,200,000	39,200,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	539,193	658,956
Other liabilities	3,684,819	3,342,913
Total liabilities	640,344,760	646,965,983

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; no shares issued and outstanding
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; 4,155,432 and 4,149,432 shares issued; and 4,090,432 and 4,084,432 shares outstanding at June 30, 2009 and December 31, 2008	39,803,592	39,766,742
Treasury stock, at cost, 65,000 shares at March 31, 2009 and December 31, 2008	(884,376)	(884,376)
Retained earnings	7,210,469	10,895,724
Accumulated other comprehensive income (loss), net of tax of ($86,255) at June 30, 2009 and ($82,399) at December 31, 2008	(167,436)	(159,950)
Total stockholders' equity	45,962,249	49,618,140

Total liabilities and stockholders' equity	$686,307,009	$696,584,123

Tower Financial Corporation
Consolidated Statements of Operations
For the six and three months ended June 30, 2009 and 2008
(unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Interest income:
Loans, including fees	$7,099,710	$8,348,159	$14,147,664	$17,615,558
Securities - taxable	781,080	648,256	1,414,797	1,262,770
Securities - tax exempt	243,046	223,312	469,329	437,346
Other interest income	2,708	89,634	9,553	271,986
Total interest income	8,126,544	9,309,361	16,041,343	19,587,660
Interest expense:
Deposits	2,803,694	3,433,023	5,646,584	8,075,158
Fed Funds Purchased	1,082	-	990	-
FHLB advances	216,680	298,637	467,028	572,777
Trust preferred securities	283,071	283,071	563,297	564,720
Total interest expense	3,304,527	4,014,731	6,677,899	9,212,655

Net interest income	4,822,017	5,294,630	9,363,444	10,375,005
Provision for loan losses	6,550,000	875,000	7,510,000	1,175,000

Net interest income after provision for loan losses	(1,727,983)	4,419,630	1,853,444	9,200,005

Noninterest income:
Trust and brokerage fees	806,067	938,634	1,673,956	1,833,026
Service charges	283,483	314,144	541,316	635,354
Loan broker fees	195,403	66,812	333,681	127,870
Gain/(Loss) on sale of securities	3,861	-	195,012	59,837
Impairment on AFS securities	(47,656)	-	(47,656)	-
Other fees	357,790	148,879	691,942	453,156
Total noninterest income	1,598,948	1,468,469	3,388,251	3,109,243

Noninterest expense:
Salaries and benefits	2,644,960	3,051,846	5,367,409	6,138,244
Occupancy and equipment	692,810	731,588	1,391,402	1,489,903
Marketing	134,215	224,014	278,872	374,216
Data processing	327,443	220,172	621,452	500,930
Loan and professional costs	383,196	386,418	695,140	630,068
Office supplies and postage	73,489	81,947	170,546	195,979
Courier service	58,472	75,070	119,907	164,535
Business Development	165,765	173,959	266,762	328,832
Communication Expense	44,321	80,931	88,239	151,723
FDIC Insurance Premiums	679,308	200,241	958,798	367,755
Other expense	1,253,902	394,239	1,492,625	757,024
Total noninterest expense	6,457,881	5,620,425	11,451,152	11,099,209

Income/(loss) before income taxes/(benefit)	(6,586,916)	267,674	(6,209,457)	1,210,039
Income taxes expense/(benefit)	(2,491,436)	(75,033)	(2,524,202)	156,160

Net income/(loss)	$(4,095,480)	$342,707	$(3,685,255)	$1,053,879

Basic earnings/(loss) per common share	$(1.00)	$0.08	$(0.90)	$0.26
Diluted earnings/(loss) per common share	$(1.00)	$0.08	$(0.90)	$0.26
Average common shares outstanding	4,090,399	4,073,582	4,090,399	4,066,864
Average common shares and dilutive potential common shares outstanding	4,090,399	4,075,871	4,090,399	4,080,137

Dividends declared per common share	$-	$-	$-	$0.176

Tower Financial Corporation
Consolidated Financial Highlights
Second Quarter 2009
(unaudited)
	Quarterly								Year-To-Date
($ in thousands except for share data)	2nd Qtr 2009	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2009	2008

EARNINGS
Net interest income	$4,822	4,541	5,172	5,426	5,295	5,080	5,223	5,488	9,363	5,080
Provision for loan loss	$6,550	960	1,225	1,999	875	300	2,825	5,246	7,510	300
NonInterest income	$1,599	1,789	1,381	1,812	1,469	1,641	1,477	1,409	3,388	1,641
NonInterest expense	$6,458	4,993	4,846	5,043	5,620	5,479	5,325	4,941	11,451	5,479
Net income/(loss)	$(4,095)	410	506	330	342	711	(784)	(2,208)	(3,685)	711
Basic earnings per share	$(1.00)	0.10	0.12	0.08	0.08	0.18	(0.19)	(0.54)	(0.90)	0.18
Diluted earnings per share	$(1.00)	0.10	0.12	0.08	0.08	0.17	(0.19)	(0.54)	(0.90)	0.17
Average shares outstanding	4,090,399	4,090,365	4,075,696	4,084,432	4,078,934	4,062,145	4,070,766	4,063,750	4,090,399	4,062,145
Average diluted shares outstanding	4,090,399	4,090,365	4,079,438	4,086,757	4,081,245	4,088,684	4,070,766	4,063,750	4,090,399	4,088,684

PERFORMANCE RATIOS
Return on average assets *	-2.32%	0.24%	0.29%	0.19%	0.20%	0.41%	-0.45%	-1.25%	-1.07%	0.41%
Return on average common equity *	-32.65%	3.33%	4.15%	2.69%	2.79%	5.91%	-6.32%	-17.52%	-14.88%	5.91%
Net interest margin (fully-tax equivalent) *	3.02%	2.85%	3.28%	3.43%	3.36%	3.15%	3.19%	3.31%	2.92%	3.15%
Efficiency ratio	100.58%	78.88%	73.95%	69.67%	83.09%	81.52%	79.48%	71.64%	89.80%	81.52%
Full-time equivalent employees	172.75	176.50	173.75	176.50	181.25	184.25	190.00	193.00	176.50	184.25

CAPITAL
Equity to assets	6.70%	7.03%	7.12%	6.96%	7.01%	7.15%	6.82%	6.91%	7.03%	7.15%
Regulatory leverage ratio	8.56%	9.52%	9.69%	9.62%	9.52%	9.33%	9.19%	9.34%	9.52%	9.33%
Tier 1 capital ratio	10.38%	11.47%	11.66%	11.69%	11.55%	11.35%	10.92%	11.03%	11.47%	11.35%
Total risk-based capital ratio	11.96%	12.77%	12.99%	13.04%	12.92%	12.51%	12.08%	12.15%	12.77%	12.51%
Book value per share	$11.24	12.29	12.15	11.86	11.92	12.18	11.87	12.01	12.29	12.18
Cash dividend per share	$0.000	0.000	0.00	0.00	0.00	0.044	0.044	0.044	0.000	0.044

ASSET QUALITY
Net charge-offs	$3,092	117	(27)	1,570	936	(527)	1,797	5,241	3,209	(527)
Net charge-offs to average loans *	2.21%	0.08%	-0.02%	1.13%	0.67%	-0.37%	1.24%	3.54%	1.16%	-0.37%
Allowance for loan losses	$14,105	11,498	10,655	9,278	8,974	9,035	8,208	7,180	11,498	9,035
Allowance for loan losses to total loans	2.53%	2.06%	1.90%	1.67%	1.62%	1.61%	1.43%	1.24%	2.06%	1.61%
Other real estate owned (OREO)	$4,060	5,080	2,660	2,432	2,500	1,527	1,452	645	5,080	1,527
Non-accrual Loans	$19,016	11,708	15,675	17,066	19,412	19,726	17,954	6,471	11,708	19,726
90+ Day delinquencies	$2,509	1,304	1,020	982	1,840	547	0	14	1,304	547
Restructured Loans	$184	191	198	366	624	633	639	645	191	633
Total Nonperforming Loans	21,709	13,203	16,893	18,414	21,876	20,906	18,593	7,130	13,203	20,906
Total Nonperforming Assets	25,769	18,283	19,553	20,846	24,376	22,433	20,045	N/A	18,283	22,433
NPLs to Total loans	3.89%	2.37%	3.01%	3.32%	3.95%	3.72%	3.23%	N/A	2.37%	3.72%
NPAs (w/o 90+) to Total assets	3.39%	2.37%	2.66%	2.85%	3.24%	3.17%	2.84%	N/A	2.37%	3.17%
NPAs+90 to Total assets	3.75%	2.55%	2.81%	2.99%	3.51%	3.25%	2.84%	N/A	2.55%	3.25%

END OF PERIOD BALANCES
Total assets	$686,307	715,634	696,584	696,061	695,427	691,208	706,493	706,914	715,634	691,208
Total earning assets	$651,946	681,688	655,145	658,963	648,345	653,906	655,668	669,988	681,688	653,906
Total loans	$557,530	558,148	561,012	554,760	553,843	562,235	575,744	579,902	558,148	562,235
Total deposits	$594,594	618,705	586,237	573,221	600,118	587,735	600,689	592,854	618,705	587,735
Stockholders' equity	$45,962	50,280	49,618	48,449	48,753	49,405	48,208	48,830	50,280	49,405

AVERAGE BALANCES
Total assets	$708,282	696,431	684,669	682,958	685,547	701,423	698,452	702,538	696,431	701,423
Total earning assets	$657,539	662,712	642,213	642,852	646,745	663,522	660,812	669,524	662,712	663,522
Total loans	$561,828	559,607	555,558	551,407	562,165	570,010	574,266	587,531	559,607	570,010
Total deposits	$612,649	598,807	566,193	580,589	580,563	607,402	595,913	596,140	598,807	607,402
Stockholders' equity	$50,303	49,942	48,540	48,875	49,252	48,427	49,199	50,014	49,942	48,427

* annualized for quarterly data